Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Lowers Guidance

For Fiscal 2004 Fourth Quarter

Cites OEM Sales Levels

SAN DIEGO – June 30, 2004 – Overland Storage, Inc. (Nasdaq: OVRL) today said it expects fiscal fourth quarter revenue for the year ended June 30, 2004 to be approximately $54 million, or 10 percent below its previous guidance of $60 million issued in April 2004. The company attributed the shortfall primarily to lower than expected OEM revenue. Revenue for fiscal year 2004 is now expected to reach a record $237 million, representing a 21 percent increase over fiscal 2003.

“While we are extremely pleased with our strong year-over-year growth during fiscal 2004, we are disappointed with our performance for the fourth quarter. Nevertheless, we remain optimistic about our prospects for fiscal 2005. The mid-range of the backup and recovery market, our focus, continues to provide exciting growth opportunities for us, and early results indicate that our new disk-based backup appliance is being well received in the marketplace. We expect these opportunities will lead to continued growth in fiscal 2005,” said Christopher Calisi, president and chief executive officer of Overland Storage.

Calisi highlighted the success of Overland’s new REO 4000 disk-based appliance. He said that unit sales of REO in the fourth quarter exceeded management’s expectations and were over three and a half times the unit sales recorded in the preceding third quarter. “We believe the use of disk and tape appliances will be complementary components of backup systems for the foreseeable future – our REO product sales clearly support this change,” Calisi added.

“The core of our business strategy in fiscal 2005 is diversification of channel distribution and product mix. We recognize that dependence upon any single customer can lead to quarterly fluctuations, as we just experienced, and we continue to aim for greater predictability and consistency of results. I believe we are making great strides in each of these two directions of diversification.

“First, we are having serious discussions with a number of potential new OEM customers for both our market-leading tape automation solutions and our disk-based products. The addition of any of these new relationships would lower the revenue concentration from our major OEM. Though completion and timing are difficult to predict, we are optimistic on this front.

“Second, we are determined to diversify our product base beyond tape and are expanding our disk backup business with the goal of becoming the dominant choice in this sector. We believe REO 4000 is the most feature-rich and capable product on the market today, and we are pursuing an aggressive roadmap to enhance its software capabilities. This summer, Overland will announce two new major products in the REO disk appliance family, with further product advancements currently under development.  REO 4000 ramped dramatically in the fiscal fourth quarter, and we are projecting major financial contributions from the entire REO product line in fiscal 2005,” Calisi added.

The company will report full results for its fourth quarter and fiscal year ended June 30, 2004 on Aug. 13, 2004.  At that time, the company will provide guidance for fiscal 2005.

About Overland Storage

For more than 20 years, Overland Storage has delivered world-class data protection solutions designed to ensure business continuity. Focused on backup and recovery, Overland’s data protection solutions are designed for midrange-computer environments. These include NEO SERIES, the award-winning automated storage libraries that set the standard for intelligent, automated and scalable storage, and REO, the family of high-performance disk-based backup appliances.  Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s website at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include difficulty of predicting sales to the company’s major OEM customer, technology spending levels, unexpected shortages of critical components, rescheduling or cancellation of customer orders, loss of a major customer, the timing and market acceptance of new product introductions by the company, including the launch of the company’s new REO products, its competitors or its licensees, the timing and amount of licensing royalties, general competition and price pressures in the marketplace, the company’s ability to control costs and expenses and economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com